EXHIBIT 10.8

CONSULTING AGREEMENT

THIS AGREEMENT (this “Agreement”) is effective as of March 1, 2013 (the “Effective Date”), between:

Levine, Risen and Associates, Inc. (The Center for Marital and Sexual Health Inc.), 23425 Commerce Park Rd. Suite 104, Beachwood, Ohio 44122 216-831-2900 [sheridan@levinerisenandassociates.com]

(the “Consultant”)

AND:

S1 Biopharma, Inc., 1 Independence Way, #102, Jersey City, New Jersey 07305

(the “Company”)

RECITALS:

A.                                    The Company intends to conduct a 15-week Phase 1-b trial (the “Trial”) of the safety, tolerability and efficacy of Lorexys (S1P-104) in women with hypoactive sexual desire disorder.

B.                                    The Company desires to engage Consultant, and Consultant agrees to perform the Services in support of the Trial on the terms and conditions contained herein.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement, the following words and expressions have the following meanings unless the context otherwise requires:

(a)                                 “Agreement” means this consulting agreement and schedules attached to this consulting agreement, as amended or supplemented from time to time.

(b)                                 “Board” means the board of directors of the Company.

(c)                                  “Business” means the commercialization of biopharmaceutical therapies for patients suffering from HSDD and SD.

(d)                                 “Competitive Business” means any one or more of the following: (i) any business engaged in the development of or business of researching and commercializing biopharmaceutical therapies for patients suffering from HSDD, FSD, or ED; or (ii) any other business in which the Company engages during the duration of this Consulting Agreement.

(e)                                  “Confidential Information” means trade secrets and other information, in whatever form or media, in the possession of the Company and owned by the Company or by any of its officers, directors, employees, agents and consultants (collectively, the “Associates”), which is not generally known to the public and has been specifically identified as confidential or proprietary by the Company or the Associate from whom the Company has obtained its rights, or its nature is such that it would generally be considered confidential in the industry in which the Company operates, or which the Company is obligated to treat as confidential or proprietary.

Confidential Information includes, without limitation, the following: (i) the Products and confidential or proprietary facts, data, techniques, materials and other information related to the Products or the Business of the Company; (ii) all Developments; (iii) information regarding the Company’s business operations, methods and practices, including market strategies, product pricing, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Company; (iv) the names of the Company’s Associates and the nature of the Company’s relationships with such Associates; and (v) technical and business information of or regarding the Company’s Associates.

(f)                                   “Developments” includes, without limitation, all:

(i)                                     products, software, documentation, research, data, designs, reports, flowcharts, trademarks, specifications and source code listings, and any related works, including any enhancements, modifications or additions to the Products owned, licensed, sold, marketed or used by the Company;

(ii)                                  copyrightable works of authorship including, without limitation, any technical descriptions for Products, user guides, illustrations and advertising materials; and

(iii)                               inventions, devices, integrated circuit topographies, discoveries, concepts, ideas, algorithms; formulae, know-how, processes, techniques, systems, methods, operating capabilities and improvements, whether patentable or not, developed, created, generated or reduced to practice by either of the Consultant, alone or jointly with others, as a result of this engagement, which result from this engagement or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Company or which reasonably relate to the Business of the Company.

(g)                                  “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other regal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

(h)                                 “Products” means (i) therapies, approaches, screening methodologies, diagnostic assays and therapeutic molecules for treating sexual dysfunctions; (ii) any intellectual property or assets owned, licensed, sold, marketed or used by the Company in connection with the Business, including enhancements, modifications, additions or other improvements to such intellectual property; and (iii) any other products that the Company discovers or commercially develops during the consulting relationship.

(i)                                     “Services” means the services set forth in Schedule “A” to this Agreement, or on any replacement thereof initialed by the parties.

ARTICLE 2
ENGAGEMENT

2.1                               Engagement

The Company hereby engages the Consultant to provide the Services to the Company, and the Consultant hereby covenants and agrees to provide such Services to the Company, subject to the terms end conditions of this Agreement. In providing the Services to the Company, both Consultant and the Consultant will:

(a)                                 act honestly and in good faith in what they reasonable believe to be in the best interests of the Company;

(b)                                 exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

(c)                                  generally use their best efforts to promote the business and interests of the Company.

2.2                               Business of the Company

The Consultant will not, during the term of this Agreement, engage in any business, enterprise or activity that competes with, is contrary to or detracts from the due performance of the Business of the Company.  The Consultant will obtain the prior written consent of the Board if they wish to engage in any business, enterprise or activity that can be considered competitive with or contrary to the Business of the Company, which consent the Board may, within its sole discretion, withhold, grant or revoke at any time.

2.3                               Devotion of Time

The Consultant will devote as many hours as are required providing the Services in order to enroll at least 15 patients in clinical study S1P-104-1000 (the “Clinical Study”) within three (3) months from the Effective Date. The Consultant and the Company will reach an agreement in writing on the estimated number of hours required to achieve the patient enrollment goal set forth in the preceding sentence prior to the commencement of the Clinical Study, which estimate may be revised by mutual written agreement.  While providing the Services, the Consultant will give the Company the full benefit of his time, knowledge, expertise and ingenuity.

2.4                               Consultant Fee

The following fee will be paid to the Consultant by the Company for each day, or part thereof, the Consultant is required to perform the Services:  one dollar ($1.00) per year, subject to modification to $300.00 per hour of contact with subjects being screened for, or accepted in, clinical study S1P-104-1000, at one-half hour to one hour per patient visit, which payment shall commence for all Services provided under this Agreement thirty (30) days after the Company consummates an equity or debt financing in which the Company receives gross proceeds of at least one million dollars ($1,000,000); provided, however, that such equity or debt financing is completed within thirty (30) days after the completion of the Clinical Trial.  Completion of the Clinical Trial is defined as the date on which the closeout visit occurs between the Consultant and the Company’s Clinical Research Associate (or the Company’s Study Monitor) after the final patient enrolled in the study completes their last clinical visit.

In the performance of this Agreement, the Consultant will at all times act in the Consultant’s own capacity and right as an independent contractor.  In such capacity, the Consultant will be responsible for all federal, state and local taxes, domestic or international, related to all compensation received and services performed, and no taxes will be withheld or any other deductions made by the Company.  The Company will issue you a IRS tax form 1099.  You will indemnify the Company and hold it harmless from any such taxes and from any payments, penalties and other costs of any kind related to your failure to pay such taxes.  A form W-9 and all necessary tax forms must be submitted along with your first invoice.

Unless authorized in writing by the Company, the Consultant and any of its employees will not act nor purport to net as the legal agent of the Company and will not enter or purport to enter into any agreement on behalf of the Company or otherwise bind or purport to bind the Company.

2.5                               Reimbursement

The Company shall reimburse the Consultant (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by the Consultant relating to the business or affairs of the Company or the performance of the Consultant’s duties hereunder, such as for attending a pre-study or post-study investigator’s meeting, including, without limitation, reasonable expenses with respect to travel, dining and similar items, provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

2.6                               Administrative Fee

The Company shall pay directly, upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable expenses incurred relating to the performance of Lorexys study S1P-104-1000, including reasonable expenses with respect to administrative fees according to Schedule B.

2.7                               Publication

Subject to the terns of this section, Consultant reserves the right to publish research results from the Services to be performed hereunder.  However, the Consultant will not publish research results which disclose Confidential Information.  Prior to the disclosure and publication of any non-Confidential Information, the Consultant shall first deliver a copy of any proposed publication to the Chief Executive Officer of the Company at least 90-days in advance of such proposed publication, and provided the Chief Executive Officer does not, within that 90-day period, object in writing to such proposed publication on the grounds that it discloses Confidential Information or patentable subject matter, which belongs to the Company and needs protection.  If the Chief Executive Officer delivers a written objection to the Consultant within the 90-day period, the Consultant will remove the information or subject matter objected to, after which the Consultant may proceed with its proposed publication.

2.8                               No Partnership

This Agreement will not be construed as creating a partnership, joint venture or agency relationship between the parties or any other form of legal association that would impose liability upon one party for any act or failure to act by the other party.

2.9                               Consultant’s Representations and Warranties

The Consultant represents and warrants to the Company as follows and acknowledges that the Company has relied on such representations and warranties in entering into this Agreement:

(a)                                 the Consultant has the skill, capability, resources, knowledge and ability to provide the Services; and

(b)                                 the execution and delivery of this Agreement and the performance by the Consultant of all the covenants and agreements herein contained are not limited or restricted by or in conflict with, any contract, agreement or undertaking, oral or written, to which the Consultant is bound or any applicable lows.

ARTICLE 3
CONFIDENTIAL INFORMATION

3.1                               General Obligation of Confidentiality

The Consultant acknowledges that the Confidential Information consists entirely of trade secrets, confidential and proprietary information that is the exclusive property of the Company or Associates from whom the Company has obtained the Associate’s rights. The Consultant will treat the Confidential Information in strict confidence and will not directly or indirectly, either during or subsequent to the consulting relationship, disclose, allow access to, transmit or transfer the Confidential Information to a third party (other than the Company’s directors, officers, legal advisors in the ordinary course of business) unless otherwise required by law or by a regulatory authority having jurisdiction over the Company, or except as previously approved in writing by the Company.  The Consultant will protect such Confidential Information from disclosure by exercising a standard of care as may reasonably be expected to preserve its secret and confidential nature. The Consultant acknowledges and agrees that nothing contained in this Agreement will be construed as an assignment to the Consultant of any right, title or interest in the Confidential Information.  All right, title and interest relating to the Confidential information is expressly reserved by the Company and the Associates from whom the Company has obtained such rights.  All documents containing Confidential Information are the property of the Company.

3.2                               Use of Confidential Information

Consultant agrees that at all times during and subsequent to the Consultant’s consulting relationship with the Company, the Consultant will not use any of the Confidential Information in any manner except as reasonably required for the Consultant to provide the Services. Without limiting the generality of the foregoing, the Consultant agrees that at all times during and subsequent to the consulting relationship, the Consultant will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any product that is competitive with any of the Products.

3.3                               Prohibition on Copying

The Consultant will not copy or reproduce the Confidential Information except in the course of the Consultant’s consulting relationship with and for the benefit of the Company or with the explicit prior written approval of the Company.  All such copies remain the property of the Company.

3.4                               Exceptions

Any obligations specified in this Article 3 will not apply to the following:

(a)                                 any information that is possessed by the Consultant prior to receipt from the Company, other than through prior disclosure by the Company, as evidenced by the respective business records of the Company and the Consultant;

(b)                                 any information that is published or available to the general public, other than through a breach of this Agreement or another agreement of confidentiality with the Company;

(c)                                  any information that is obtained by the Consultant from a third party with a valid right to disclose it, provided that the third party is not, directly or indirectly, under an obligation of confidentiality to the Company;

(d)                                 any information that is disclosed by the Consultant with the express prior written approval of the Company; or

(e)                                  any information that is required to he disclosed by operation of law or the requirement of a governmental agency, provided that the Consultant will provide the Company with reasonable advance notice of any such proposed disclosure to give the Company a reasonable period of time in which to object to such disclosure.

3.5                               Injunctive Relief and Application to Courts

In the event of a breach or threatened breach by the Consultant of any of the provisions of this Agreement, the Company will be entitled to injunctive relief restraining the Consultant from breaching such provisions.  Nothing in this Agreement precludes the Company from obtaining, protecting or enforcing its intellectual property rights or enforcing the Consultant’s obligations pursuant to the provisions of this Agreement in accordance with Section 7.5 hereof, or from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from the Consultant.  The Consultant acknowledges that irreparable harm may result to the Company if the Consultant breaches its obligations under this Agreement.  The Consultant acknowledges that such a breach may not properly be compensated by an award of damages.  Accordingly, the remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

3.6                               Assignment

The Consultant agrees to make full disclosure to the Company of each Development promptly after its creation.  The Consultant hereby assigns and transfers to the Company, and agrees that the Company will be the exclusive owner of, all of the Consultant’s right, title and interest in and to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein.  The Consultant further agrees to cooperate fully at all times during and subsequent to the consulting relationship with respect to signing further documents and doing such acts and other things seasonably requested by the Company, at the Company’s expense, to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or other similar rights covering the Development.  The Consultant agrees that the obligations in this section will continue beyond the termination of the consulting relationship with respect to any and all Developments created during the consulting relationship.  For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it will be considered a work made for hire and the Company will be considered the author thereof.

3.7                               Waiver

The Consultant agrees that the Company, its assignees and its licensees are not required to designate the Consultant as the author of any Developments.  The Consultant hereby waives in whole all moral rights that it may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

ARTICLE 4

RESTRICTIONS

4.1                               Restrictions

The Consultant agrees to comply with all of the restrictions set forth below:

(a)                                 at all times during the consulting relationship and for a period of six months after the termination of the consulting relationship in accordance with this Agreement (regardless of which party terminates the consulting relationship and regardless of the reason for such termination, if any), the Consultant will not, either individually or in conjunction with any Person, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, engage in or become financially interested in a Competitive Business anywhere without the prior written consent of the Company.  The foregoing will not prevent the Consultant from holding any class of publicly held shares of a company, partnership or other organization provided that the Consultant alone or in conjunction with any other Person, will not directly or indirectly hold more than 10% of the shares of any such class;

(b)                                 at all times during the consulting relationship and for a period of six months after the termination of the consulting relationship in accordance with this Agreement (regardless of which party terminates the consulting relationship and regardless of the reason for such termination, if any), the Consultant will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any Competitive Business;

(c)                                  at all times during the consulting relationship and for a period of one year after the termination of the consulting relationship in accordance with this Agreement (regardless of which party terminates the consulting relationship and regardless of the reason for such termination, if any), the Consultant will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any person employed by the Company or persuade or attempt to persuade any such individual to terminate his or her employment with the Company; and

(d)                                 at all times during the consulting relationship and thereafter, the Consultant will not directly or indirectly impair or seek to impair any relationships that the Company has with its employees, consultants, suppliers, agents or other parties with which the Company does business or has contractual relations.

ARTICLE 5
TERMINATION

5.1                               Termination by Consultant

The Consultant may, at any time, give 90 days’ advance written notice to the Company of his intention to terminate this Agreement and on the expiration of such period the Consultant’s obligations to perform the Services under this Agreement will be terminated.  Such notice may expire on any day of the month and any fees payable hereunder will be proportioned to the date of such termination.

5.2                               Termination by Company

The. Company may, at any time, give 90 days’ advance written notice to the Consultant of its intention to terminate this Agreement and on the expiration of such period the Consultant’s obligations to perform the Services under this Agreement will be terminated.  Such notice may expire on any day of the month and any fees payable hereunder will be proportioned to the date of such termination.  Notwithstanding any other provision of this Agreement to the contrary, the Company may immediately terminate this Agreement if Robert Taylor Segraves, MD, PhD, ceases to be actively engaged as the Principal Investigator for this Trial.

5.3                               Termination Upon Occurrence of Event

The Company may terminate this Agreement immediately without advance written notice to the Consultant upon the occurrence o f any of the following events:

(a)                                 the Consultant’s commission of a crime during the consulting relationship (indictable level or penalized by incarceration or a lesser crime related to the provision of the Services), or any act involving money or other property of the Company that would constitute a crime in the jurisdiction involved; or

(b)                                 any material breach by the Consultant of any term of this Agreement that remains uncured after the expiration of five calendar days following the delivery of written notice of such breach to the Consultant by the Company.

5.4                               Return of Property

Upon termination of this Agreement, the Consultant will promptly return to the Company all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in the Consultant’s possession or control pertaining to the consulting relationship, without retaining any copies or records of any Confidential Information whatsoever.

ARTICLE 6
INDEMNIFICATION

6.1                               Indemnification by the Company

The Company agrees to and hereby does indemnify and hold harmless the Consultant, its affiliates involved in the Clinical Study, and their agents, officers, subcontractors, and employees, including without limitation, the Principal Investigator, sub-investigators and other qualified personnel working under the Principal Investigator’s supervision (“Consultant Indemnitees”), from and against any loss, expense, cost (including reasonable attorney fees), liability, damage, or claim by any study subjects or third-parties for personal injury, including death, that arises out of the conduct of the Clinical Study by the Consultant or that arises out of the gross negligence or willful misconduct of the Company (“Consultant Claim”), provided that the Company shall not indemnify any Consultant Indemnitee for any Consultant Claim to the extent the Consultant Claim arose out of:  (i) failure by the Consultant or Consultant Indemnitees to conduct the Clinical Study in strict accordance with the protocol for the Clinical Study, the

Company’s written instructions, or applicable federal, state or local laws or regulations; (ii) the gross negligence or willful misconduct of Consultant or Consultant Indemnitees; or (iii) the errors, wrongful acts or omissions of the Consultant or Consultant Indemnitees.

The Company’s obligations under this Section 6.1 with respect to a Consultant Claim are conditioned on:

i.                                          prompt written notification to the Company of the Consultant Claim so that the Company’s ability to defend or settle the Consultant Claim is not adversely affected;

ii.                                       Consultant Indemnitees’ agreement that the Company has sole control over the defense or settlement of the Consultant Claim and to fully cooperate with the Company in the defense or settlement of the Consultant Claim; provided, that, no Consultant Indemnitee shall be required to admit fault or responsibility in connection with any settlement.

iii.                                    Written notification of the Consultant Claim shall be sent via overnight courier to the Company in accordance with Section 7.7 hereof.

6.2                               Indemnification by the Consultant

The Consultant agrees to and hereby does indemnify and hold harmless the Company, its affiliates involved in the Clinical Study, and their agents, officers, subcontractors, and employees (“Company Indemnitees”), from and against any loss, expense, cost (including reasonable attorney fees), liability, damage, or claim by any study subjects or third-parties for personal injury, including death, that arises out the Consultant’s or the Consultant Indemnitees failure to conduct the Clinical Study in strict accordance with the protocol for the Clinical Study, the Company’s written instructions, or applicable federal, state or local laws or regulations or that arises out of the gross negligence or willful misconduct of the Consultant (“Company Claim”), provided that the Consultant shall not indemnify any Company Indemnitee for any Company Claim to the extent the Company Claim arose out of:  (i) the gross negligence or willful misconduct of the Company or Company Indemnitees; or (iii) the errors, wrongful acts or omissions of the Company or Company Indemnitees.

The Consultant’s obligations under this Section 6.2 with respect to a Company Claim are conditioned on:

i.                                          prompt written notification to the Consultant of the Company Claim so that the Consultant’s ability to defend or settle the Company Claim is not adversely affected;

ii.                                       Company Indemnitees’ agreement that the Consultant has sole control over the defense or settlement of the Company Claim and to fully cooperate with the Consultant in the defense or settlement of the Company Claim; provided, that, no Company Indemnitee shall be required to admit fault or responsibility in connection with any settlement.

iii.                                    Written notification of the Company Claim shall be sent via overnight courier to the Consultant in accordance with Section 7.7 hereof.

ARTICLE 7

GENERAL

7.1                               Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and cancels and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement.  There is no representation, warranty, collateral term or condition affecting this Agreement for which any party can be held responsible in any way, other than as expressed in writing in this Agreement.

7.2                               Amendments

No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

7.3                               Invalidity of Particular Provision

It is intended that all of the provisions of this Agreement will be fully binding and effective between the parties. In the event that any particular provision or provisions or a part of one or more Is found to be void, voidable or unenforceable for any reason whatsoever, then the particular provision or provisions or part of the provision will be deemed severed from the remainder of this Agreement. The other provisions of this Agreement will not be affected by the severance and will remain in full force and effect.

7.4                               Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of                             , without regard to conflicts of law, principles that would result in application of laws of any other jurisdiction.  The prevailing party in any legal action brought by one party against the other shall be entitled, in addition to any rights and remedies it may have, to reimbursement of its expenses incurred thereby, including court costs and reasonable attorney’s fees and disbursements.

7.5                               CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA

(a)                                 EACH OF THE PARTIES HERETO HDREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN                                       ,                                  AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SOUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING OT PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY DECISION OR AWARD.

(b)                                 EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS ARTICLE 7 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(c)                                  EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS.  IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OR PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH ARTICLE 7, SECTION 7.1

7.6                               WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTION CONTEMPLATED HEREBY.

7.7                               Notices

Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering or faxing same to the Company or the Consultant, as the case may be, as follows:

(a)                                 To the Consultant at:

(b)                                 To the Company at:

Attention:

Any such notice, direction, request or other communication will be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission.  Either party may change its fax number or address for service from time to time by notice in accordance with the foregoing.

7.8                               Waiver

No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right, nor will any single or partial exercise of any such right or power preclude any further or other exercise of such right or power under this Agreement. No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective unless it is in writing. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

7.9                               Enurement

This Agreement will enure to the benefit of and be binding on the parties and their respective helm, executors, administrators, successors and assigns.

7.10                        Survival

The provisions of Articles 1, 2.5, 3, 4 and 5.4, 6 and 7 of this Agreement will survive the termination of this Agreement and the consulting relationship.

{signature page follows}

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

S1 Biopharma, Inc.

By:	/s/ John F. Kaufmann
John F. Kaufmann
Chief Financial Officer

Consultant

/s/ Robert Seagraves

Schedule “A” Consultant Services (to be updated with current amendment changes)

Responsibilities of Consultant:

1.              Obtain permission from a central Institutional Review Board (IRB, e.g., Schulman Associates IRB in Cincinnati) to serve as a principal investigator for this study.

2.              Find and contact suitable patients to serve as study subjects.

3.              Wait to screen any subjects until cleared by the FDA to do so (30 days after first signed protocol reaches FDA, if FDA then requires no further delay).

4.              For each subject to be screened, first administer informed consent as set by/with the IRB.

5.              At screening visit, perform psychiatric history, relation history, receptivity question, sexual function interview to diagnose sexual disorders, standing and supine blood pressure and pulse, physical examination if any new symptoms in the prior 3 months warrant it.  Ask 6-item suicidality screener (C-SSRS SCREEN).  Have subject complete, then collect and review, five self-rated forms: 9-item depression screener (PHQ-9), 19-item sexual function form (Female Sexual Function Index, FSFI), 13-item sexual distress scale (FSDS-R), 15-item Marital Adjustment Test, 15-item adverse event questionnaire (AEQ). Draw blood tests.

6.              At each of the three baseline/pre-treatment visits: Have subject complete, then collect and review, two self-rated forms: FSFI, FSDS-R.  Just before and 3 ½-4 hours after giving first dose of new study medication, perform standing and supine blood pressure and pulse, and ask AEQ.  Dispense bottles of study medication to be taken at home for the next 4 weeks.

7.              Once each week during treatment: have subject complete, then collect three self-rated forms: FSFI-6 item version, FSDS-R #13, and Patient’s Global Impression of Change.  Sponsor and PI will decide whether this will be done physically, by mail, or by e-mail.

8.              At each of the three end-of-treatment visits: collect and count remaining study medication.  Administer, collect and review the FSFI, FSDS-R, and Patient’s Global Impression question.  Perform standing and supine blood pressure and pulse, and AEQ.

9.              At final visit (3rd end-of-treatment visit), also draw blood tests and perform physical exam as needed to evaluate any new symptoms.

10.       Keep accurate, complete, and timely records on case report forms (CRF) and a separate medical chart of source documents for each subject.  Submit CRFs to sponsor in a timely way.  Sponsor will decide whether CRFs should be submitted by courier, e-mail, or fax.

11.       Keep a master study file binder readily accessible to include all study-related documents (FDA form 1572, c.v. for each staff member with any responsibility over study subjects, protocol, contract, informed consent form (ICF), IRB submissions, sponsor’s monitoring reports, study medication records, any amendments to protocol or ICF, and all other study-related correspondence)

12.       Report any adverse findings, e.g., serious AE, to sponsor and IRB as required by federal regulations.

13.       Modify ICF to reflect any changes of substance that could affect subjects’ willingness to participate, e.g., new adverse findings.

14.       Accommodate onsite the sponsor’s medical monitor and clinical research associate attending an initiation meeting, periodic monitoring visits every 1-2 months, and a close-out visit to account for and dispose of remaining study medication, supplies, and study documentation.

15.       Accommodate onsite any requested auditing visit by the sponsor, the IRB, or the FDA (not expected as this is a small, early-phase study)

16.       Notify IRB promptly of study initiation and, at close-out, of study’s main findings.  If study last more than one year, update the IRB yearly.

17.       Utilize Robert Taylor Segraves, MD, PhD as the Principal Investigator for the Trial.

Schedule “B”  Administrative Services

Responsibilities of Consultant’s Corporate entity:

The Administrative Services to be provided by the Consultant’s Corporate Entity Levine, Risen and Associates, Inc.,(The Center for Marital and Sexual Health Inc.) 23425 Commerce Park Rd.

Suite 104, Beachwood, Ohio 44122 216-831-2900 sheridan@levinerisenandassociates.com] will be compensated as per the following compensation schedule:

COMPENSATION SCHEDULE FOR ADMINISTRATIVE SERVICES (US dollars)

Visit	1	2	3	4	5	6	7	Final Eval.	Post tx	Total/subject
Total by visit	420	260	230	290	230	290	230	230	30	2646.00
Overhead @ 20% of 2205.00										441
Total per subject										2646.00
Total for 15 subjects										39,690.00

A payment of $5000 will be made prior to the first visit of the first patient enrolled in this study. The Center will then bill on a monthly basis for procedures completed  The remainder of the expenses will be paid within thirty (30) days after the completion of the Clinical Trial.  Completion of the Clinical Trial is defined as the date on which the closeout visit occurs between the Consultant and the Company’s Clinical Research Associate (or the Company’s Study Monitor) after the final patient enrolled in the study completes their last clinical visit. Screen fails will be reimbursed at a ratio of 2:1 to randomizations for a maximum of 30 screen fails.  The screen fail rate will be the V1 420 + 20% for a total of 504 per screen fail.

An additional $1,500.00 of non-refundable start-up costs for regulatory and administrative costs and $5000.00 Advertising expense will be paid prior to the commencement of the Clinical Trials.  Also, there will be a charge of $25 per phone screen conducted by the Consultant, which will be invoiced to the Company on a monthly basis.  These fees are in addition to the ‘Compensation Schedule for Administrative Services’ expenses listed in the table above.

Physical examinations will be billed as pass-through cost if required at a rate of $165 per exam (not included in total).

Additional lab cost will be billed on pass-through basis.

Subject compensation will be provided by the sponsor.

Company:

Consultant:

Date: